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EXHIBIT 10.14

ULTIMATE ELECTRONICS, INC.
BONUS PLAN
FOR FISCAL YEAR ENDED
JANUARY 31, 2005

        Under our 2005 bonus plan, 60% of the annual incentive bonuses to be awarded to executive officers and vice presidents is based on a matrix that ties to the Company's budgeted comparable store sales and pre-tax, pre-bonus operating income, with a 100% payout upon obtaining the Company's comparable store sales goal of 3.5% to 5.0% and a pre-tax, pre-bonus operating income goal of $9.0 million to $10.49 million.

2005 BONUS PLAN MATRIX(1)

Pre-bonus Operating Income
	Pre-Tax, Pre-Bonus Operating Income Attainment ($MM)
Same Store Sales Growth
	$1.5-$2.99	$3.0-$4.49	$4.5-$5.99	$6.0-$7.49	$7.5-$8.99	$9.0-$10.49	$10.5-$11.99	$12.0-$13.49	>$13.5
0% to < 1.0%	30%	40%	50%	55%	65%	75%	85%	100%	110%
1.0% to < 2.0%	35%	45%	55%	60%	70%	80%	90%	110%	120%
2.0% to < 3.5%	40%	60%	60%	70%	75%	90%	100%	120%	130%
3.5% to < 5.0%	45%	60%	70%	75%	80%	100%	110%	130%	140%
5.0% to < 7.5%	50%	60%	75%	80%	90%	110%	120%	140%	150%
7.5% to < 10%	50%	60%	75%	90%	100%	120%	130%	150%	160%
> 10%	50%	60%	75%	100%	110%	130%	140%	160%	170%

(1)
In order for any bonuses to be paid, the Company must have a net income of at least $1 million after bonus payout.

        The remaining 40% of the annual incentive bonuses to be awarded to executive officers and vice presidents is a fixed dollar bonus based on the attainment of certain individual performance objectives by each executive officer or vice president, as determined in the sole discretion of the Compensation Committee of the Company's Board of Directors.

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  EXHIBIT 10.14
ULTIMATE ELECTRONICS, INC. BONUS PLAN FOR FISCAL YEAR ENDED JANUARY 31, 2005